NUMBER

SHARES



INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK

CASTLE ADVISORS, INC.

The Corporation is authorized to issue 200 Common Shares -- No Par Value

This Certifies that **SPECIMEN** ______________________ is the owner of ______________________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.

Dated ______________________

SECRETARY-TREASURER

PRESIDENT